UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A
(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE SECURITIES
EXCHANGE ACT OF 1934 (AMENDMENT NO.          )

Filed by the Registrant [X]
Filed by a Party other than the Registrant [   ]

Check the appropriate box:

[X]	Preliminary Proxy Statement

[ ]	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

[ ]	Definitive Proxy Statement

[ ]	Definitive Additional Materials

[ ]	Soliciting Material Pursuant to Section 240.14a-11(c) or Section 240.14a-2.

NRG ENERGY, INC.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than Registrant)

Payment of Filing Fee (Check the appropriate box):

[X]	No fee required.

[ ]	Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-12.

(1)	Title of each class of securities to which transaction applies:

(2)	Aggregate number of securities to which transaction applies:

(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

(4)	Proposed maximum aggregate value of transaction:

(5)	Total fee paid:

[ ]	Fee paid previously with preliminary materials.

[ ]	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

(1)	Amount Previously Paid:

(2)	Form, Schedule or Registration Statement No.:

(3)	Filing Party:

(4)	Date Filed:

April 14, 2005

Dear Stockholder:

      We are pleased to invite you to attend NRG Energy, Inc.’s Annual Meeting of Stockholders, which will be held on Tuesday, May 24, 2005, at 10:00 a.m. Eastern Daylight Time at Hotel du Pont, 11th and Market Streets, Wilmington, Delaware. Details regarding admission to the meeting and the business to be conducted are more fully described in the accompanying Notice of Annual Meeting and Proxy Statement. A report on Company operations and a discussion of our plans will be made at the meeting and there will be time for your questions and comments.

      Your vote is important. Whether or not you plan to attend the Annual Meeting, we hope you will vote as soon as possible. You may vote on the Internet, by telephone, or by completing and mailing a traditional proxy card. Information about each of these voting options is set forth in the accompanying Notice of Annual Meeting and Proxy Statement.

      Thank you for your ongoing interest and investment in NRG Energy, Inc.

Sincerely,

HOWARD E. COSGROVE

Chairman of the Board

DAVID CRANE

President and Chief Executive Officer

                          THIS PROXY STATEMENT AND PROXY CARD ARE BEING DISTRIBUTED ON OR ABOUT APRIL 14, 2005.

2005 ANNUAL MEETING OF STOCKHOLDERS

NOTICE OF ANNUAL MEETING AND PROXY STATEMENT

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NRG Energy, Inc.

211 Carnegie Center, Princeton, New Jersey 08540

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

TIME AND DATE	10:00 a.m. Eastern Daylight Time on Tuesday, May 24, 2005

PLACE	Hotel du Pont
11th and Market Streets
Wilmington, Delaware

ITEMS OF BUSINESS	(1) To elect three Class II directors.
(2) To approve an amendment to Article Seven of the Amended and Restated Certificate of Incorporation giving the Board of Directors authority to enlarge the size of the Board of Directors to up to 15 directors and to fill newly created directorships.
(3) To approve an amendment deleting Article Sixteen of the Amended and Restated Certificate of Incorporation which currently prohibits the issuance of non-voting equity securities.
(4) To ratify the appointment of KPMG LLP as NRG’s independent registered public accounting firm.
(5) To transact such other business as may properly come before the Annual Meeting and any adjournment or postponement.

RECORD DATE	You are entitled to vote if you were a stockholder of record at the close of business on Friday, April 8, 2005.

ANNUAL REPORT	Our 2004 Annual Report, which is not part of the proxy soliciting materials, is enclosed.

PROXY VOTING	Please submit a proxy as soon as possible so that your shares can be voted at the meeting in accordance with your instructions. You may submit your proxy:
(1) Over the Internet,
(2) By telephone, or
(3) By mail
For specific instructions, please refer to the information on pages 2-3 of this proxy statement and the voting instructions on the proxy card.

By Order of the Board of Directors

TIMOTHY W. J. O’BRIEN
Vice President, General Counsel and Secretary

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PROXY STATEMENT

      The Board of Directors (the “Board”) of NRG Energy, Inc. (“NRG” or the “Company”) is soliciting proxies for the Annual Meeting of Stockholders. You are receiving a proxy statement because you own shares of NRG common or preferred stock that entitle you to vote at the meeting. By use of a proxy, you can vote whether or not you attend the meeting. The proxy statement describes the matters we would like you to vote on and provides information on those matters.

Purpose of the Annual Meeting

      The purpose of the Annual Meeting is to elect directors, to approve an amendment to Article Seven of the Amended and Restated Certificate of Incorporation, to approve an amendment deleting Article Sixteen of the Amended and Restated Certificate of Incorporation, to ratify the appointment of KPMG LLP as NRG’s independent registered public accounting firm, and to conduct such other business as may properly come before the Annual Meeting. Other than the proposals described in this proxy statement, the Board is not aware of any other matters to be presented for a vote at the Annual Meeting. If you grant a proxy, either of the persons named as proxy holders — David Crane and Timothy W. J. O’Brien — will have the discretion to vote your shares on any additional matters properly presented for a vote at the meeting.

Annual Meeting Admission

      Stockholders of NRG may attend the Annual Meeting. However, only stockholders who owned NRG stock at the close of business on April 8, 2005, the record date, or their duly appointed proxies, are entitled to vote at the meeting. Proof of ownership of NRG stock, along with personal identification, must be presented in order to be admitted to the Annual Meeting. If your shares are held in the name of a bank, broker or other holder of record, you must bring a brokerage statement or other proof of ownership with you to the Annual Meeting.

      No cameras, recording equipment, electronic devices, large bags, briefcases, or packages will be permitted in the Annual Meeting.

Quorum

      A quorum is the minimum number of shares required to hold a meeting. Under NRG’s Bylaws, to have a quorum, a majority of the outstanding shares of stock entitled to vote at a meeting must be represented in person or by proxy at the meeting. Both abstentions and broker nonvotes, if any, are counted as present for determining the presence of a quorum. Generally, broker nonvotes occur when shares held by a broker for a beneficial owner are not voted with respect to a particular proposal because (a) the broker has not received voting instructions from the beneficial owner and (b) the broker lacks discretionary voting power to vote such shares. Brokers who do not receive instructions are entitled to vote on the election of directors, the amendment to Article Seven of the Amended and Restated Certificate of Incorporation, the amendment deleting Article Sixteen of the Amended and Restated Certificate of Incorporation and the ratification of the appointment of the independent auditors.

Stockholders Entitled to Vote

      Only shareholders of record at the close of business on April 8, 2005 are entitled to vote at the Annual Meeting. As of the record date, [87,045,104] shares of common stock and 420,000 shares of preferred stock were issued and outstanding. Each share of NRG’s common stock and preferred stock is entitled to one vote per share.

      Many NRG stockholders hold their shares through a stockbroker, bank, trustee, or other nominee rather than directly in their own name. As summarized below, there are some distinctions between shares held of record and those owned beneficially:

      * Stockholder of Record — If your shares are registered directly in your name with NRG’s transfer agent, Wells Fargo Bank, N.A., you are considered the stockholder of record of those shares and these proxy materials are being sent to you by NRG. As the stockholder of record, you have the right to grant your voting proxy directly to NRG or to vote in person at the meeting.

      * Beneficial Owner — If your shares are held in a stock brokerage account, or by a bank, trustee, or other nominee, you are considered the beneficial owner of shares held in street name and these proxy materials are being forwarded to you by your broker, trustee, or nominee, who is considered the stockholder of record of those shares. As the beneficial owner, you have the right to direct your broker, trustee or nominee on how to vote and are also invited to attend the meeting. However, since you are not the stockholder of record, you may not vote these shares in person at the meeting. Your broker, trustee, or nominee is obligated to provide you with a voting instruction card for you to use.

Required Vote

      Director Nominees — The nominees for election as directors at the Annual Meeting will be elected by a plurality of the votes cast at the meeting. This means that the director nominee with the most votes for a particular slot is elected for that slot. Votes withheld from a director nominee will have no effect on the election of the director from whom votes are withheld. Broker nonvotes, if any, will not be counted as having been voted and, thus, will have no effect on the outcome of the vote on the election of directors.

      Amendments to Articles Seven and Sixteen of the Amended and Restated Certification of Incorporation — These two proposals require the affirmative “FOR” vote of a majority of the outstanding common shares and preferred shares voting together. Abstentions and broker nonvotes, if any, will have the same effect as voting against these two proposals.

      Ratification of the Appointment of the Independent Auditors — This proposal requires the affirmative “FOR” vote of a majority of those shares present in person or represented by proxy at the Annual Meeting and entitled to vote on the proposal. Abstentions will be counted toward the tabulation of votes cast on this proposal and will have the same effect as a vote against this proposal. Broker nonvotes, if any, will have no effect on the outcome of the vote on this proposal.

Voting Methods

      If you hold shares directly as the stockholder of record, you may vote by granting a proxy or, if you hold shares beneficially in street name, by submitting voting instructions to your broker, trustee, or nominee. In most instances, you will be able to do this over the Internet, by telephone, or by mail. Please refer to the summary instructions below and those included on your proxy card or, for shares held in street name, the voting instruction card included by your broker, trustee, or nominee.

      The Internet and telephone voting procedures are designed to authenticate stockholders by use of a control number and to allow you to confirm that your instructions have been properly recorded. If you vote by telephone or on the Internet, you do not need to return your proxy card. Telephone and Internet voting facilities for stockholders of record will be available 24 hours a day, and will close at noon (Eastern Daylight Time) on the day before the Annual Meeting.

      * Vote By Internet — If you have Internet access, you may submit your proxy from any location in the world 24 hours a day, 7 days a week by visiting the web site listed on the proxy card. Have your proxy card in hand when you access the web site. You will be prompted to enter your company number and a security control number (these numbers are located on the proxy card) to create an electronic ballot.

      * Vote By Telephone — If you live in the United States, you may use any touch-tone telephone to vote your proxy toll-free 24 hours a day, 7 days a week. The telephone number is printed on your proxy card, which you should have in hand when you call. You will be prompted to enter your company number and a security control number (these numbers are located on the proxy card). Follow the recorded instructions.

      * Vote By Mail — You may do this by signing your proxy card or, for shares held in street name, the voting instruction card included by your broker, trustee, or nominee and mailing it in the enclosed, postage-paid, addressed envelope. If you provide specific voting instructions, your shares will be voted as you instruct. If you sign, but do not provide instructions, your shares will be voted as the Board recommended. Mark, sign, and date your proxy card and return it in the postage-paid envelope provided as soon as possible so that it is received by May 24, 2005.

      All shares that have been properly voted and not revoked will be voted at the Annual Meeting.

Changing Your Vote

      You may change your proxy instructions at any time prior to the vote at the Annual Meeting. For shares held directly in your name, you may accomplish this by granting a new proxy or by voting in person at the Annual Meeting. For shares held beneficially by you, you may change your vote by submitting new voting instructions to your broker, trustee, or nominee.

Counting the Vote

      In the election of directors, you may vote “FOR” all of the nominees or your vote may be “WITHHELD” from one or more of the nominees. For the other proposals, you may vote “FOR,” “AGAINST,” or “ABSTAIN.” If you “ABSTAIN,” it has the same effect as a vote “AGAINST.” If you sign your proxy card or broker voting instruction card with no further instructions, your shares will be voted in accordance with the recommendations of the Board. Representatives of Wells Fargo Bank, N.A., NRG’s transfer agent, will tabulate the votes and act as the inspectors of election.

Confidentiality

      Stockholder proxies, ballots, and tabulations that identify stockholders are confidential. They will not be available for examination, nor will the identity or vote of any stockholder be disclosed, except as necessary to meet legal requirements and allow the inspectors of election to certify the results of the stockholder vote. Occasionally, stockholders provide written comments on their proxy card that may be forwarded to NRG management.

List of Stockholders

      The names of stockholders of record entitled to vote at the Annual Meeting will be available at the Annual Meeting and for 10 days prior to the meeting for any purpose germane to the meeting, between the hours of 8:45 a.m. and 4:30 p.m. (Eastern Daylight Time), at our principal executive offices at 211 Carnegie Center, Princeton, New Jersey 08540, by contacting the Secretary of the Company.

Cost of Proxy Solicitation

      NRG will pay for the cost of preparing, assembling, printing, mailing, and distributing these proxy materials. You will need to obtain your own Internet access if you choose to access the proxy materials and/or vote over the Internet. In addition to mailing these proxy materials, the solicitation of proxies or votes may be made in person, by telephone, or by electronic communication by our directors, officers, and employees, who do not receive any additional compensation for these solicitation activities. We have hired MacKenzie Partners to assist us in the distribution of proxy materials and the solicitation of votes. We will pay MacKenzie Partners a fee of $7,000 plus expenses for these services. We will also reimburse brokerage houses and other custodians, nominees, and fiduciaries for their reasonable out-of-pocket expenses for forwarding proxy and solicitation materials to beneficial owners of stock.

Transfer Agent

      Our transfer agent is Wells Fargo Bank, N.A. All communications concerning stockholders of record accounts, including address changes, name changes, common stock transfer requirements, and similar issues can be handled by contacting Wells Fargo Bank, N.A. at 1-800-468-9716 (local: (651) 450-4064), www.wellsfargo.com/shareownerservices, or by writing to PO Box 64854, St. Paul, MN 55164-0864.

GOVERNANCE OF THE COMPANY

      NRG became an independent public company upon our emergence from bankruptcy on December 5, 2003. The implementation of NRG’s plan of reorganization resulted in the establishment of an entirely new board of directors, effective December 5, 2003. On December 21, 2004, three directors, Mark R. Patterson, Ramon Betolaza and Frank S. Plimpton, who had been designated by MatlinPatterson Global Opportunities Partners, L.P and one of its affiliates (“MatlinPatterson”) stepped down from the Board in connection with MatlinPatterson’s sale of 13 million shares of common stock to NRG. As a result of these three directors stepping down and the subsequent appointment of Anne C. Schaumburg to the Board effective April 1, 2005, there are now currently nine directors on the Board and two vacancies. The Board has not nominated individuals for election at the Annual Meeting to fill these vacancies, but expects to fill these vacancies in 2005. Pursuant to NRG’s Amended and Restated Certificate of Incorporation, a majority of the directors may elect to fill these vacancies at any time in the future without shareholder approval, provided, however, that any such director shall hold office only until the next election of the class for which such director shall have been chosen and until his or her successor shall have been duly elected and qualified. Notwithstanding the current vacancies on the Board of Directors, proxies may not be voted at the Annual Meeting for a greater number of persons than the number of nominees named herein.

Corporate Governance Guidelines

      The Board has adopted Corporate Governance Guidelines that, along with the charters of the Board committees, provide the framework for the governance of the Company. The Board’s Governance and Nominating Committee is responsible for periodically reviewing the Guidelines and recommending any proposed changes to the Board for approval. The Corporate Governance Guidelines are available on our website at http://www.nrgenergy.com/investor/corpgov.htm, along with the charters of our Board committees and our Code of Conduct. The Corporate Governance Guidelines, the charters of our Board committees and our Code of Conduct are available in print to any stockholder who requests them.

Director Independence

      The Board has determined that each of the current directors, except David Crane, President and Chief Executive Officer, is independent under the listing standards of the New York Stock Exchange. Each of the Audit, Compensation, and Governance and Nominating Committees is made up solely of independent directors. In accordance with the Company’s Corporate Governance Guidelines and the New York Stock Exchange listing standards, all members of the Audit Committee meet additional independence standards applicable to audit committee members.

Board Structure and Committee Membership

      The Board is divided into three classes, approximately equal in number, serving staggered three-year terms. The Board presently has nine directors and the following three Committees: Audit, Compensation, and Governance and Nominating. The membership and the functions of each Committee are described below.

			Governance
			and
Name of Director	Audit		Nominating	Compensation

Howard E. Cosgrove(1)	X
John F. Chlebowski	X	(2)	X
Lawrence S. Coben				X	(2)
David Crane
Stephen L. Cropper			X (2)
Anne C. Schaumburg
Herbert H. Tate			X
Thomas H. Weidemeyer				X
Walter R. Young	X			X

X	= Committee Member

(1)	= Chairman of the Board

(2)	= Committee Chair

Board Meetings

      During 2004, the Board held 18 meetings. During 2004, no director attended less than 75% of the total of the Board meetings and the meetings of the committees upon which he served. In calendar year 2005, the Board has held three meetings through April 8, 2005.

      The Company’s Corporate Governance Guidelines provide that the nonmanagement directors meet in executive session periodically following Board meetings. The Company’s nonexecutive Chairman presides at these sessions.

      Directors are expected to attend the Annual Meetings of Stockholders. All of the directors attended the 2004 Annual Meeting of Stockholders.

Audit Committee

      The Audit Committee represents and provides assistance to the Board with respect to matters involving the accounting, auditing, financial reporting, internal controls, and legal compliance functions of the Company and its subsidiaries, including assisting the Board in its oversight of the integrity of the Company’s financial statements, compliance with legal and regulatory requirements, the qualifications, independence, and performance of the Company’s independent auditors, and the performance of the Company’s internal audit function. Among other things, the Committee:

•	Appoints, retains, oversees, evaluates, and compensates the independent auditors;

•	Reviews the annual audited and quarterly consolidated financial statements;

•	Reviews major issues regarding accounting principles and financial statement presentations;

•	Reviews earnings press releases and earnings guidance provided to analysts and rating agencies;

•	Reviews with the independent auditors the scope of the annual audit, and approves all audit and permitted nonaudit services provided by the independent auditors;

•	Considers the adequacy and effectiveness of the Company’s internal control and reporting system;

•	Discusses policies with respect to risk assessment and risk management, including the Company’s major financial risk exposures and the effectiveness of the Company’s system for monitoring compliance with laws and regulations;

•	Establishes procedures for the receipt, retention, and treatment of complaints and concerns regarding accounting, internal accounting controls, or auditing matters; and

•	Annually evaluates the performance of the Audit Committee and the adequacy of its charter.

      The Board has determined that all Audit Committee members are independent under the New York Stock Exchange definition of independence for directors and audit committee members, and that all members of the Audit Committee are financially literate. In addition, the Board has determined that each member of the Audit Committee qualifies as an “audit committee financial expert” within the meaning of Securities and Exchange Commission (“SEC”) regulations. The Audit Committee was established by the Board in January 2004. In calendar year 2004, the Audit Committee held 19 meetings. In calendar year 2005, the Audit Committee has held five meetings through April 8, 2005.

Compensation Committee

      The Compensation Committee oversees the Company’s overall compensation structure, policies, and programs. Among other things, the Committee:

•	Reviews and recommends to the Board corporate goals and objectives relevant to the compensation for the Chief Executive Officer, evaluates the performance of the Chief Executive Officer in light of those goals and objectives, and either as a committee or together with the other independent directors, determines and approves the Chief Executive Officer’s compensation;

•	Reviews and recommends for approval to the Board stock option and other stock incentive awards for executive officers;

•	Makes recommendations regarding, and monitors compliance by officers and directors with, the Company’s stock ownership guidelines;

•	Reviews the compensation of directors for service on the Board and its committees;

•	Reviews and recommends employment agreements and severance arrangements for officers; and

•	Annually evaluates the performance of the Compensation Committee and the adequacy of its charter.

      The Board has determined that all Compensation Committee members are independent under the listing standards of the New York Stock Exchange, and that they are “nonemployee directors” for purposes of Rule 16b-3 under the Securities Exchange Act of 1934, and “outside directors” for purposes of Section 162(m) of the Internal Revenue Code. In calendar year 2004, the Compensation Committee held nine meetings. In calendar year 2005, the Compensation Committee has held four meetings through April 8, 2005.

Governance and Nominating Committee

      The Governance and Nominating Committee recommends director candidates to the Board for election at the Annual Meeting of Stockholders, and periodically reviews the Company’s Corporate Governance Guidelines and recommends changes to the Board. Among other things, the Committee also:

•	Identifies and reviews the qualifications of potential nominees to the Board consistent with criteria approved by the Board, and assesses the contributions and independence of incumbent directors in determining whether to recommend them for re-election;

•	Establishes and reviews procedures for the consideration of Board candidates recommended by the Company’s stockholders;

•	Makes recommendations to the Board concerning the structure, composition, and functioning of the Board and its committees;

•	Reviews and assesses the channels through which the Board receives information, and the quality and timeliness of information received;

•	Reviews and recommends to the Board retirement and other tenure policies for directors;

•	Oversees the evaluation of the Board and management and annually reviews the Company’s senior management succession plans;

•	Monitors directorships in other public companies held by directors and senior officers of the Company; and

•	Annually evaluates the performance of the Governance and Nominating Committee and the appropriateness of its charter.

      The Board has determined that all Governance and Nominating Committee members are independent under the listing standards of the New York Stock Exchange.

      The Governance and Nominating Committee is responsible for identifying individuals that the Committee believes are qualified to become Board members in accordance with criteria set forth in the Company’s Corporate Governance Guidelines. These criteria include an individual’s business experience and skills, independence, judgment, integrity, and ability to commit sufficient time and attention to the activities of the Board. The Guidelines provide that the Committee will consider these criteria in the context of the perceived needs of the Board as a whole and seek to achieve a diversity of backgrounds and perspectives on the Board. The Governance and Nominating Committee’s process for identifying and evaluating director nominees also includes consultation with all directors, solicitation of proposed nominees from all directors, the engagement of one or more professional search firms, if deemed appropriate, interviews with prospective nominees by the Committee (and other directors, if deemed appropriate) and recommendations regarding qualified candidates to the full Board.

      In calendar year 2004, the Governance and Nominating Committee held ten meetings. In calendar year 2005, the Governance and Nominating Committee has held one meeting through April 8, 2005. The Committee will consider nominations by stockholders who recommend candidates for election to the Board. A stockholder seeking to recommend a prospective candidate for the Committee’s consideration may do so by writing to the Corporate Secretary, NRG Energy, Inc., 211 Carnegie Center, Princeton, New Jersey 08540. Recommendations submitted for consideration by the Committee in preparation for the 2006 Annual Meeting of Stockholders must be received by February 23, 2006, and must contain the following information: (a) the name and address of the stockholder; (b) the name and address of the person to be nominated; (c) a representation that the stockholder is a holder of the Company’s stock entitled to vote at the meeting; (d) a statement in support of the stockholder’s recommendation, including a description of the candidate’s qualifications; (e) information regarding the candidate that would be required to be included in a proxy statement filed in accordance with the rules of the SEC; and (f) the candidate’s written, signed consent to serve if elected. The Governance and Nominating Committee will follow the process described above in considering nominees proposed by shareholders in accordance with the foregoing requirements.

      Alternatively, as discussed under “Requirements for Submission of Stockholder Proposals for Next Year’s Annual Meeting,” stockholders intending to appear at the 2006 Annual Meeting of Stockholders in order to nominate a candidate for election by the stockholders at the meeting (in cases where the Board does not intend to nominate the candidate or where the Governance and Nominating Committee was not requested to consider his or her candidacy) must comply with the procedures in the Company’s Bylaws, a copy of which is available upon request to our Corporate Secretary.

Communication with Directors

      Stockholders and other interested parties may communicate with the Board by writing c/o the Corporate Secretary, NRG Energy, Inc., 211 Carnegie Center, Princeton, New Jersey 08540. Communications intended for a specific director or directors should be addressed to their attention c/o the Corporate Secretary at this address. Communications received from stockholders are forwarded directly to Board members as part of the materials mailed in advance of the next scheduled Board meeting following receipt of the communications. The Board has authorized the Corporate Secretary, in his or her discretion, to forward communications on a more expedited basis if circumstances warrant or to exclude a communication if it is illegal, unduly hostile or threatening, or similarly inappropriate. Advertisements, solicitations for periodical or other subscriptions, and other similar communications generally will not be forwarded to the directors.

DIRECTOR COMPENSATION AND STOCK OWNERSHIP GUIDELINES

      Nonmanagement directors receive 60 percent of their compensation in the form of cash and the remaining 40 percent in the form of vested but deferred stock units. Nonmanagement directors other than the nonexecutive Chairman receive total annual compensation of $110,000. Members of the Audit Committee receive an additional $5,000 per year and the Chair of the Audit Committee receives an additional $50,000 per year. In 2004, the Audit Committee members received an additional $10,000 for the extraordinary number (19) of meetings held in 2004. Directors who served on the Special Committee formed in connection with a transaction in early 2004 were each paid an additional $20,000 for their services on that committee. Directors who served on a Special Committee formed in connection with the purchase of the MatlinPatterson shares were each paid an additional $5,000. The nonexecutive Chairman receives $270,000 in annual compensation. David Crane, our President and Chief Executive Officer, does not receive separate compensation for Board service.

      Directors are required to retain all stock received as compensation for the duration of their service on the Board, although they may sell shares as necessary to cover tax liability associated with the payout of deferred stock units. Exceptions to these requirements may be made by the Board under special circumstances.

PROPOSALS TO BE VOTED ON

PROPOSAL NO. 1

ELECTION OF DIRECTORS

      The Board is divided into three classes serving staggered three-year terms. Directors for each class are elected at the Annual Meeting of Stockholders held in the year in which the term for their class expires.

      The terms of the three Class II directors will expire at the 2005 Annual Meeting. The Class II directors elected at the 2005 Annual Meeting will hold office for a three-year term expiring at the Annual Meeting in 2008 (or until their respective successors are elected and qualified, or until their earlier death, resignation, or removal). There are no family relationships among the Company’s executive officers and directors.

      The persons named as proxies intend to vote the proxies for the election of the nominees to the Board. If any of the nominees should be unavailable to serve as a director, an event which is not anticipated, the persons named as proxies will vote your proxy for another candidate or candidates as may be nominated by the Board.

Nominees for Director (Class II Directors)

Lawrence S. Coben
Age 46
Compensation Committee (Chair)

Mr. Coben has been a director of NRG since December 2003, pursuant to the NRG plan of reorganization. He is Chairman and CEO of Tremisis Energy Acquisition Corporation. From January 2001 to January 2004, he was a Senior Principal of Sunrise Capital Partners, a private equity firm. From 1997 to 2001, Mr. Coben was an independent consultant. From 1994 to 1996, Mr. Coben was Chief Executive Officer of Bolivian Power Company. Mr. Coben is also a director of Prisma Energy.

Herbert H. Tate
Age 51
Governance and Nominating Committee

Mr. Tate has been a director of NRG since December 2003, pursuant to the NRG plan of reorganization. Mr. Tate joined NiSource, Inc. as Corporate Vice President, Regulatory Strategy in July 2004. He was Of Counsel of Wolf & Samson P.C., a law firm, since September 2002 to July 2004. Mr. Tate was Research Professor of Energy Policy Studies at the New Jersey Institute of Technology from April 2001 to September 2002 and President of New Jersey Board of Public Utilities from 1994 to March 2001. Mr. Tate is also a director of IDT Capital and IDT Spectrum. Previously, Mr. Tate was a member of the Board of Directors for Central Vermont Public Service from April 2001 to June 2004, where he was a member of the Audit Committee.

Walter R. Young
Age 60
Audit Committee
Compensation Committee

Mr. Young has been a director of NRG since December 2003, pursuant to the NRG plan of reorganization. Mr. Young was Chairman, Chief Executive Officer and President of Champion Enterprises, Inc., an assembler and manufacturer of manufactured homes, from May 1990 to June 2003. Mr. Young has held senior management positions with The Henley Group, The Budd Company, and BFGoodrich.

The Board recommends a vote “FOR” the election to the Board of each of the foregoing nominees. Proxies solicited by the Board will be voted “FOR” each of the nominees unless a contrary vote is specified.

Directors Continuing in Office

      Information regarding NRG’s directors continuing in office is provided below.

Class III Directors (Terms expire in 2006)

John F. Chlebowski
Age 59
Audit Committee (Chair)
Governance and Nominating Committee

Mr. Chlebowski has been a director of NRG since December 2003, pursuant to the NRG plan of reorganization. Mr. Chlebowski served as the President and Chief Executive Officer of Lakeshore Operating Partners, LLC, a bulk liquid distribution firm, from March 2000 until his retirement in December 2004. From July 1999 until March 2000, Mr. Chlebowski was a senior executive and cofounder of Lakeshore Liquids Operating Partners, LLC, a private venture firm in the bulk liquid distribution and logistics business, and from January 1998 until July 1999, he was a private investor and consultant in bulk liquid distribution. Prior to that, he was employed by GATX Terminals Corporation, a subsidiary of GATX Corporation, as President and Chief Executive Officer from 1994 until 1997. Mr. Chlebowski is a director of Laidlaw International Inc. and SpectraSite, Inc.

Howard E. Cosgrove
Age 62
Chairman of Board, Member of Audit Committee

Mr. Cosgrove has been a director of NRG since December 2003, pursuant to the NRG plan of reorganization, and Chairman of the Board since December 2003. He was Chairman and Chief Executive Officer of Conectiv and its predecessor Delmarva Power and Light from December 1992 to August 2002. Prior to December 1992, Mr. Cosgrove held various positions with Delmarva Power and Light including Chief Operating Officer and Chief Financial Officer. Mr. Cosgrove serves as Chairman of the Board of Trustees at the University of Delaware, and he also serves on the Board and Audit Committee of Henlopen Mutual Fund.

Anne C. Schaumburg
Age 55

Ms. Schaumburg was appointed a director of NRG, effective April 1, 2005. From 1984 until her retirement in 2002, she was at Credit Suisse First Boston in the Global Energy Group, where she last served as Managing Director. From 1979 to 1984, she was in the Utilities Group at Dean Witter Financial Services Group, where she last served as Managing Director. From 1971 to 1978, she was at The First Boston Corporation in the Public Utilities Group.

Class I Directors (Terms expire in 2007)

David Crane
Age 46

Mr. Crane has been the President, Chief Executive Officer and a director of NRG since December 2003. Prior to joining NRG, Mr. Crane served as Chief Executive Officer of International Power PLC, a UK-domiciled wholesale power generation company, from January 2003 to November 2003, and as Chief Operating Officer from March 2000 to December 2002. Mr. Crane was Senior Vice President — Global Power New York at Lehman Brothers Inc., an investment banking firm, from January 1999 to February 2000, and was Senior Vice President — Global Power Group, Asia (Hong Kong) at Lehman Brothers from June 1996 to January 1999.

Stephen L. Cropper
Age 55
Governance and Nominating Committee (Chair)

Mr. Cropper has been a director of NRG since December 2003, pursuant to the NRG plan of reorganization. Mr. Cropper spent 25 years with The Williams Companies, an energy company, before retiring in 1998, as President and Chief Executive Officer of Williams Energy Services. Mr. Cropper is a director of Berry Petroleum Company, Sun Logistics Partners L.P., Energy Transfer Partners, L.P. (formerly Heritage Propane Partners, L.P.) and Rental Car Finance Corporation, a subsidiary of Dollar Thrifty Automotive Group.

Thomas H. Weidemeyer
Age 57
Compensation Committee

Mr. Weidemeyer has been a director of NRG since December 2003, pursuant to the NRG plan of reorganization. Until his retirement in December 2003, Mr. Weidemeyer served as Director, Senior Vice President and Chief Operating Officer of United Parcel Service, Inc., the world’s largest transportation company and President of UPS Airlines. Mr. Weidemeyer became Manager of the Americas International Operation in 1989, and in that capacity directed the development of the UPS delivery network throughout Central and South America. In 1990, Mr. Weidemeyer became Vice President and Airline Manager of UPS Airlines and in 1994 was elected its President and Chief Operating Officer. Mr. Weidemeyer became Senior Vice President and a member of the Management Committee of United Parcel Service, Inc. that same year, and he became Chief Operating Officer of United Parcel Service, Inc. in 2001. Mr. Weidemeyer also serves as a director of Goodyear Tire & Rubber Co. and Waste Management, Inc.

PROPOSAL NO. 2

AMENDMENT TO ARTICLE SEVEN OF THE AMENDED AND RESTATED

CERTIFICATE OF INCORPORATION

      Article Seven of our Amended and Restated Certificate of Incorporation currently states the following:

      “Subject to any rights of the holders of any series of Preferred Stock to elect additional Directors under specified circumstances, the number of Directors which shall constitute the Board of Directors shall initially be established at eleven and, thereafter, may be enlarged only with the approval of the holders of at least a majority of the shares of Common Stock then outstanding and may be reduced by resolution adopted by the affirmative vote of a majority of the total number of Directors then in office. Newly created directorships resulting from an increase in the size of the Board of Directors shall be filled by vote of the stockholders.”

      The Board believes that it is in the best interests of the Company and our stockholders that the Board have the authority to enlarge the Board to up to 15 directors and to fill newly created directorships. Therefore, the Board recommends that our stockholders approve a proposal to amend Article Seven of our Amended and Restated Certificate of Incorporation to state the following:

      “Subject to any rights of the holders of any series of Preferred Stock to elect additional Directors under specified circumstances, the number of Directors which shall constitute the Board of Directors shall initially be established at eleven and, thereafter, may be enlarged to up to fifteen by the affirmative vote of a majority of the total number of directors then in office or may otherwise be enlarged with the approval of the holders of at least a majority of the shares of Common Stock then outstanding, and may be reduced by resolution adopted by the affirmative vote of a majority of the total number of Directors then in office. Newly created directorships resulting from an increase in the size of the Board of Directors may be filled by the affirmative vote of a majority of the total number of Directors then in office or by vote of the stockholders.”

      The principal purpose of the proposed amendment to our Amended and Restated Certificate of Incorporation is to provide our Board with more flexibility to add selected talents and skills from time to time. The proposed amendment will allow the Board to increase its size and add directors with diverse backgrounds and experiences while at the same time ensuring continuity on the Board. Also, the amendment would enable the Board to increase the number of independent directors and their numbers on Board committees in a manner that would potentially permit greater diversity on committees and a greater ability to cover unplanned vacancies.

The Board recommends a vote “FOR” the amendment to Article Seven of the Amended and Restated Certificate of Incorporation giving the Board of Directors authority to enlarge the size of the Board of Directors to up to 15 directors and to fill newly created directorships. Proxies solicited by the Board will be voted “FOR” approval of the amendment unless a contrary vote is specified.

PROPOSAL NO. 3

AMENDMENT DELETING ARTICLE SIXTEEN OF THE AMENDED AND RESTATED

CERTIFICATE OF INCORPORATION

      During NRG’s Chapter 11 proceedings, pursuant to the requirements of the Bankruptcy Code, our Certificate of Incorporation was amended to include the limitation in Article Sixteen on our ability to issue non-voting equity securities while Section 1123(a)(6) of the Bankruptcy Code applied to us. Article Sixteen is no longer required since it was included in the Certificate of Incorporation solely to satisfy the requirement that it be included as a condition to confirmation of our plan of reorganization. As a result, our Amended and Restated Certificate of Incorporation contains a limitation that is no longer applicable to us. Therefore, the Board recommends deleting Article Sixteen.

      The current text of Article Sixteen of our Amended and Restated Certificate of Incorporation states the following:

      “The Corporation shall not issue any class of non-voting equity securities unless and solely to the extent permitted by Section 1123(a)(6) of the United States Bankruptcy Code (the “Bankruptcy Code”) as in effect on the date of filing this Certificate with the Secretary of State of the State of Delaware; provided, however, that this ARTICLE SIXTEEN: (a) will have no further force and effect beyond that required under Section 1123(a)(6) of the Bankruptcy Code; (b) will have such force and effect, if any, only for so long as Section 1123(a)(6) of the Bankruptcy Code is in effect and applicable to the Corporation; and (c) in all events may be amended or eliminated in accordance with applicable law from time to time in effect.”

      If this Proposal is approved by our shareholders, Article Sixteen will be deleted in its entirety.

The Board recommends a vote “FOR” the amendment deleting Article Sixteen of the Amended and Restated Certificate of Incorporation which currently prohibits the issuance of non-voting equity securities. Proxies solicited by the Board will be voted “FOR” the amendment unless a contrary vote is specified.

PROPOSAL NO. 4

RATIFICATION OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

      The Audit Committee expects to appoint the firm of KPMG LLP, independent registered public accounting firm, to audit the consolidated financial statements of the Company and its subsidiaries for the year 2005 at a meeting to be held in late April 2005. If the stockholders do not ratify the appointment of KPMG LLP, the Audit Committee will reconsider its selection. Representatives of KPMG LLP are expected to attend the Annual Meeting where they will be available to respond to questions and, if they desire, to make a statement.

      The Audit Committee first engaged KPMG LLP as the Company’s independent registered public accounting firm on May 24, 2004. Prior to hiring KPMG LLP, the Company’s independent registered public accounting firm was PricewaterhouseCoopers LLP.

The Board recommends a vote “FOR” the ratification of the appointment of

KPMG LLP as the Company’s independent registered public accounting firm.
Proxies solicited by the Board will be voted “FOR” ratification unless a contrary vote is specified.

EXECUTIVE OFFICERS

      Our executive officers are elected by our board of directors annually to hold office until their successors are elected and qualified.

David Crane

Age 46
President and Chief Executive Officer
For biographical information for David Crane, see “Directors Continuing in Office.”

Robert C. Flexon

Age 46
Executive Vice President and Chief Financial Officer

Mr. Flexon has been Executive Vice President and Chief Financial Officer of NRG since March 2004. In this capacity, he manages NRG’s corporate finance, accounting, tax, risk management, information technology, and overall internal control program. Prior to joining NRG, Mr. Flexon was Vice President, Corporate Development & Work Process and Vice President, Business Analysis and Controller of Hercules, Inc. for four years. Mr. Flexon also held various financial management positions, including General Auditor, Franchise Manager and Controller, during his 13 years with Atlantic Richfield Company. Mr. Flexon began his career with the former Coopers & Lybrand public accounting firm.

John P. Brewster

Age 51
Executive Vice President, International Operations and President, South Central Region

Mr. Brewster has been Executive Vice President, International Operations and President, South Central Region of NRG since March 2004. He is responsible for managing the asset portfolio for NRG’s South Central Region and international operations. Previously, he served as Vice President, Worldwide Operations of NRG, Vice President, North American Operations and Vice President of Production for NRG Louisiana Generating, Inc. Prior to joining NRG, Mr. Brewster spent 22 years with Cajun Electric Power Cooperative, where he served as Vice President of Production, Manager of Power System Operations and Assistant Plan Manager.

Scott J. Davido

Age 43
Executive Vice President and President, Northeast Region

Mr. Davido has been Executive Vice President and Regional President, Northeast Region of NRG since March 2004 and served as Senior Vice President, General Counsel and Secretary from October 2002 to

March 2004. Mr. Davido also served as Chairman of the Board from May 2003 to December 2003, the period in which NRG was reorganizing under chapter 11 of the bankruptcy code. He served as Executive Vice President, Chief Financial Officer, Treasurer and Secretary of the Elder-Beerman Stores Corp., a department store retailer, from March 1999 to May 2002 and Senior Vice President, General Counsel from January 1998 to March 1999. Mr. Davido was a Partner, Business Practice Group with Jones, Day, Reavis & Pogue, a law firm, in Pittsburgh, Pennsylvania, from January 1997 to December 1997 and an Associate, Business Practice Group from September 1987 to December 1996.

James Ingoldsby

Age 47
Vice President, Controller

Mr. Ingoldsby has been Vice President, Controller of NRG since May 2004. He is responsible for directing NRG’s financial accounting and reporting activities, as well as ensuring our compliance with Sarbanes-Oxley legislation. Mr. Ingoldsby, who led the Sarbanes-Oxley implementation at chemical company Hercules, Inc., previously held various executive positions at GE Betz, formerly BetzDearborn from May 1993 to April 2003, including serving as Controller and Director of Business Analysis and Director of Financial Reporting. He also held various staff and managerial accounting and auditing positions at Mack Trucks, Inc from February 1982 to May 1993. Mr. Ingoldsby began his career with Deloitte and Touche where he became a Certified Public Accountant.

Christine Jacobs

Age 52
Vice President, Plant Operations

Ms. Jacobs has been Vice President, Plant Operations of NRG since September 2004. She is responsible for domestic plant operations, including safety, physical security, engineering and procurement, and application of best operating practices. Ms. Jacobs has more than 30 years of diverse operating and commercial management experience. Prior to joining NRG, she served as Executive Vice President, Facility Services/Healthcare Management for Aramark Corporation from 2003 to 2004. Additionally, Ms. Jacobs served as Senior Vice President, Exelon Generation, and President, Exelon Power from 2000 to 2002.

Timothy W. J. O’Brien

Age 46
Vice President, General Counsel and Secretary

Mr. O’Brien has been Vice President, General Counsel and Secretary of NRG since April 2004. He is responsible for the legal affairs of NRG. He served as Deputy General Counsel of NRG from 2000 to 2004 and Assistant General Counsel from 1996 to 2000. Prior to joining NRG, Mr. O’Brien was an associate at Sheppard, Mullin, Richter & Hampton in Los Angeles and San Diego, California.

Ershel C. Redd Jr.

Age 56
Executive Vice President, Commercial Operations and President, Western Region

Mr. Redd has been President, Western Region and Executive Vice President, Commercial Operations of NRG since March 2004. He is responsible for managing the asset portfolio for NRG’s Western Region, and for the commercial management of the North American asset portfolio. Mr. Redd has served as Senior Vice President, Commercial Operations since October 2002 and has been managing NRG’s Power Marketing operations since June 2002. Mr. Redd also served as a Director of NRG from May to December 2003, during NRG’s financial restructuring. Previously, Mr. Redd served as Vice President of Business Development for Xcel Energy Markets and Vice President of e Prime, Inc., subsidiaries of Xcel Energy, Inc. from January 1997 to October 2002 and President and Chief Operating Officer of Texas Ohio Gas, Inc., a subsidiary of New Century Energy, Inc., a predecessor to Xcel Energy from January 1997 to December 2000. He has more than 34 years of management experience in multiple areas of the energy industry.

George P. Schaefer

Age 54
Vice President, Treasurer

Mr. Schaefer has been Vice President and Treasurer of NRG since December 2002. He is responsible for all treasury functions, including bank relations and corporate and project finance activities. Prior to joining NRG, Mr. Schaefer served as Senior Vice President, Finance and Treasurer for PSEG Global, Inc., an operator of power plants and utilities, for one year, Vice President of Enron North America in its independent energy unit from June 2000 to April 2001 and Vice President and Treasurer of Reliant Energy International, an operator of power plants and utilities, from June 1995 to June 2000. Prior to 1995, he was the Vice President, Business Development for Entergy Power Group and held the Senior Vice President, Structured Finance Group position with General Electric Capital Corporation.

VOTING STOCK OWNERSHIP OF DIRECTORS, NAMED EXECUTIVE OFFICERS,

AND CERTAIN BENEFICIAL OWNERS

      The following table sets forth information concerning beneficial ownership of the Company’s common stock as of April 1, 2005, for: (a) each director and the nominees for director; (b) named executive officers set forth in the Summary Compensation Table; (c) the directors and named executive officers as a group; and (d) each person known to the Company to own more than 5 percent of the Company’s common stock. None of the directors, nominees for director or named executive officers own any preferred stock, and the Company is not aware of any person who owns more than 5 percent of the Company’s preferred stock. Unless otherwise indicated, each person has sole investment and voting power with respect to the shares set forth in the following table.

      Except as noted below, the address of the beneficial owners is NRG Energy, Inc., 211 Carnegie Center, Princeton, New Jersey 08540.

	Percent of
Name of Beneficial Owner	Class	Common Stock(1)

David Crane	*	213,418	(2)
Robert C. Flexon	*	34,566	(3)
Scott J. Davido	*	11,066
John P. Brewster	*	9,000	(4)
Timothy W. J. O’Brien	*	9,000	(5)
Howard E. Cosgrove	*	25,020	(6)
John F. Chlebowski	*	9,458	(7)
Lawrence S. Coben	*	11,294	(7)
Stephen L. Cropper	*	6,503	(7)
Anne C. Schaumburg	*	[ ]	(7)
Herbert H. Tate	*	1,103	(8)
Thomas H. Weidemeyer	*	7,503	(9)
Walter R. Young	*	16,798
All Directors and Executive Officers	*	[354,729]
The Goldman Sachs Group, Inc.	5.1	5,061,680	(10)
85 Broad Street
New York, NY 10004
Orbis Investment Management Limited	5.8	5,053,124	(11)
34 Bermudiana Road
Hamilton HM 11, Bermuda
S.A.C. Capital Advisors, LLC	6.7	5,868,615	(12)(13)
72 Cummings Point Road
Stamford, Connecticut 06902

*	Less than one percent of outstanding common stock.

(1)	The number of shares beneficially owned by each person or entity is determined under the rules of the SEC, and the information is not necessarily indicative of beneficial ownership for any other purpose. Under such rules, each person or entity is considered the beneficial owner of any: (a) shares to which such person or entity has sole or shared voting power or investment power and (b) shares that such person or entity has the right to acquire within 60 days through the exercise of stock options or similar rights. Unless otherwise indicated, each person or entity has sole investment and voting power (or such person shares such powers with his or her spouse) with respect to the shares set forth in the table above.

(2)	Mr. Crane also owns 19,071 Deferred Stock Units issued to him by NRG Energy, Inc. under NRG Energy, Inc.’s Long Term Incentive Plan. Each Deferred Stock Unit is equivalent in value to one share of NRG Energy, Inc.’s Common Stock, par value $0.01. Mr. Crane will receive from NRG Energy, Inc. one such share of Common Stock for each Deferred Stock Unit he owns six months from the date of his termination of employment with NRG Energy.

(3)	Mr. Flexon also owns 5,680 Deferred Stock Units issued to him by NRG Energy, Inc. under NRG Energy, Inc.’s Long Term Incentive Plan. Each Deferred Stock Unit is equivalent in value to one share of NRG Energy, Inc.’s Common Stock, par value $0.01. Mr. Flexon will receive from NRG Energy, Inc. one such share of Common Stock for each Deferred Stock Unit he owns six months from the date of his termination of employment with NRG Energy.

(4)	Mr. Brewster also owns 3,150 Deferred Stock Units issued to him by NRG Energy, Inc. under NRG Energy, Inc.’s Long Term Incentive Plan. Each Deferred Stock Unit is equivalent in value to one share of NRG Energy, Inc.’s Common Stock, par value $0.01. The 3,150 Deferred Stock Units issued to him will be exchanged for such Common Stock on a one-to-one basis on the following schedule (1) 25% on January 31, 2006; and (ii) 75% on the date which is six months from the date of his termination of employment with NRG Energy.

(5)	Mr. O’Brien also owns 2,968 Deferred Stock Units issued to him by NRG Energy, Inc. under NRG Energy, Inc.’s Long Term Incentive Plan. Each Deferred Stock Unit is equivalent in value to one share of NRG Energy, Inc.’s Common Stock, par value $0.01. Mr. O’Brien will receive from NRG Energy, Inc. one such share of Common Stock for each Deferred Stock Unit he owns six months from the date of his termination of employment with NRG Energy.

(6)	Includes 20,020 Deferred Stock Units payable in the event Mr. Cosgrove ceases to be a member of the Board.

(7)	Represents Deferred Stock Units payable in the event the director ceases to be a member of the Board. [The amount to be included in the table for Ms. Schaumburg is to be determined.]

(8)	Mr. Tate will also receive Deferred Stock Units on the following schedule: (a) 1,625 units on January 1, 2006; (b) 1,625 units on January 1, 2007; (c) 1,625 units on January 1, 2008; and (d) 525 units on January 1, 2009.

(9)	Includes 1,000 shares of Common Stock and 6,503 Deferred Stock Units payable in the event Mr. Weidemeyer ceases to be a member of the Board.

(10)	Based upon information set forth in Schedule 13G filed February 9, 2005 by The Goldman Sachs Group, Inc. The securities being reported on by The Goldman Sachs Group, Inc. (“GS Group”), as a parent holding company, are owned, or may be deemed to be beneficially owned, by Goldman, Sachs & Co. (“Goldman Sachs”), a broker or dealer registered under Section 15 of the Act and an investment adviser registered under Section 203 of the Investment Advisers Act of 1940. Goldman Sachs is a direct and indirect wholly-owned subsidiary of GS Group. GS Group and Goldman Sachs have shared voting and dispositive power with respect to all the shares.

(11)	Based upon information set forth in Schedule 13G/A filed jointly on February 9, 2005 by Orbis Investment Management Limited and Orbis Asset Management Limited. Orbis Investment

Management Limited and Orbis Asset Management Limited have shared voting power with respect to 144,800 of the shares.

(12)	Based upon information set forth in Schedule 13G/A filed jointly on February 14, 2005 by (i) S.A.C. Capital Advisors, LLC, (“SAC Capital Advisors”) with respect to shares beneficially owned by S.A.C. Capital Associates, LLC (“SAC Capital Associates”), S.A.C. Arbitrage Fund, LLC (“SAC Arbitrage”) and S.A.C. MultiQuant Fund, LLC (“SAC MultiQuant”); (ii) S.A.C. Capital Management, LLC, (“SAC Capital Management”) with respect to shares beneficially owned by SAC Capital Associates, SAC Arbitrage and SAC MultiQuant; (iii) SAC Capital Associates with respect to shares beneficially owned by it; (iv) SAC Arbitrage with respect to shares beneficially owned by it; (v) SAC MultiQuant with respect to shares beneficially owned by it; and (vi) Sigma Capital Management, LLC (“Sigma Capital Management”) with respect to shares beneficially owned by Sigma Capital Associates, LLC (“Sigma Capital Associates”); (vii) Sigma Capital Associates with respect to shares beneficially owned by it; and (viii) Steven A. Cohen with respect to shares beneficially owned by SAC Capital Advisors, SAC Capital Management, SAC Capital Associates, SAC Arbitrage, SAC MultiQuant, Sigma Capital Management and Sigma Capital Associates. SAC Capital Advisors, SAC Capital Management, Sigma Capital Management and Mr. Cohen own directly no shares. Pursuant to investment agreements, each of SAC Capital Advisors and SAC Capital Management share all investment and voting power with respect to the securities held by SAC Capital Associates, SAC Arbitrage and SAC MultiQuant. Pursuant to an investment management agreement, Sigma Capital Management maintains investment and voting power with respect to the securities held by Sigma Capital Associates. Mr. Cohen controls each of SAC Capital Advisors, SAC Capital Management, and Sigma Capital Management. By reason of the provisions of Rule 13d-3 of the Securities Exchange Act of 1934, as amended, each of (i) SAC Capital Advisors, SAC Capital Management and Mr. Cohen may be deemed to own beneficially 5,718,615 shares (constituting approximately 6.5% of the shares outstanding) and (ii) Sigma Capital Management and Mr. Cohen may be deemed to own beneficially 150,000 shares (constituting approximately less than 1% of the shares outstanding). Each of SAC Capital Advisors, SAC Capital Management, Sigma Capital Management and Mr. Cohen disclaim beneficial ownership of any of the securities covered by this statement.

(13)	The number of shares beneficially owned includes 200,000 shares issuable upon conversion of 8000 shares of NRG’s 4% Convertible Perpetual Preferred Stock.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

      Section 16(a) of the Securities Exchange Act of 1934 requires our directors and executive officers to file with the SEC reports regarding their ownership and changes in ownership of our stock. Based on a review of these reports and the written representations of its directors and executive officers, NRG believes that during 2004, its directors and executive officers complied with all Section 16(a) filing requirements, except with respect to Forms 4 filed one day late by the Company on behalf of Messrs. Cropper, Cosgrove, Chlebowski, Coben, Young, Tate and Weidemeyer in connection with the grant of deferred stock units as part of their 2004 compensation.

EXECUTIVE COMPENSATION

Summary Compensation Table

      The following table sets forth certain compensation information for the Chief Executive Officer and the four other executive officers of NRG employed as of December 31, 2004 who, based on their salary and bonus compensation, were the most highly compensated for 2004 (together the “Named Executive Officers”). The information set forth in this table reflects compensation earned by these individuals for services in 2004, as well as their compensation for services in 2003 and 2002.

							Long Term Compensation

							Awards			Payouts

		Annual Compensation							Securities
							Restricted		Underlying
						Other Annual	Stock		Options/	LTIP	All Other
		Salary		Bonus		Compensation	Award(s)		SARs	Payouts	Compensation
Name and Principal Position	Year	($)		($)		($)	($)		(#)	($)	($)

(a)	(b)	(c)		(d)		(e)	(f)		(g)	(h)	(i)
David Crane	2004	875,000		1,312,500	(8)						20,200	(15)
President and Chief Executive Officer	2003	33,654	(1)	1,750,000	(2)	0	4,166,658	(3)	632,751	0	8,000
Robert C. Flexon	2004	300,000	(9)	900,000	(10)		568,100	(13)	95,000	0	5,458	(16)
Executive Vice President
and Chief Financial Officer
Scott J. Davido	2004	311,538		210,000	(11)		149,250	(14)	27,000	0	0
Executive Vice President	2003	376,149		905,000	(5)	0	0		0	0	0
and Regional President, Northeast Region	2002	68,269	(4)	0		0	0		0	0	0
John P. Brewster	2004	305,538		216,000	(12)		149,250	(14)	27,000	0	8,190	(16)
Executive Vice President,	2003	192,305		160,000	(8)	0	0		0	0	5,968
International Operations	2002	189,503		0		0	0		0	0	11,253
and Regional President, South Central Region
Timothy W. J. O’Brien	2004	275,729		203,000	(17)		166,800	(18)	27,000	0	8,074	(16)
Vice President, General	2003	194,200		99,550	(7)				0	0	7,247
Counsel and Secretary	2002	189,750		127,489	(6)				0	0	6,350

(1)	Mr. Crane was hired effective December 1, 2003. This amount represents partial year earnings for 2003.

(2)	This amount represents a signing bonus.

(3)	This amount represents the value of 173,394 restricted stock units granted to Mr. Crane. The restricted stock units vest on December 1, 2006. The number and aggregate value of Mr. Crane’s restricted stock unit holdings as of December 31, 2004 equaled, respectively, 173,394 and $6,250,854 (based on the closing $36.05 per share price for NRG’s Common Stock on that date). Accumulated dividends with respect to the Common Stock underlying the restricted stock units will be paid at the end of the vesting period, unless the restricted stock units are converted into deferred stock units, in which case the accumulated dividends will be paid at the time of payout of the deferred stock units.

(4)	Mr. Davido was hired effective October 7, 2002. This amount represents partial year earnings for 2002.

(5)	This amount is attributable to payments on account of the Company’s successful bankruptcy restructuring ($750,000) and amounts paid on account of Mr. Davido’s agreement to relocate ($155,000).

(6)	This amount is attributable to a retention bonus ($19,500) and an Annual Incentive Plan award ($107,989).

(7)	This amount is attributable to a retention bonus.

(8)	This amount represents payments under the Company’s Annual Incentive Plan. Of this amount, $590,625 was paid in cash and $721,875 was paid in the form of vested but deferred stock units (based on the closing price of NRG’s Common Stock on March 14, 2005).

(9)	Mr. Flexon was hired effective March 29, 2004. This amount represents partial year earnings for 2004.

(10)	This amount represents a signing bonus of $500,000, and the remaining $400,000 includes payments under the Company’s Annual Incentive Plan ($185,000 was paid in cash and $215,000 was paid in the form of vested but deferred stock units (based on the closing price of NRG Energy, Inc.’s common stock on March 14, 2005)).

(11)	This amount represents payments under the Company’s Annual Incentive Plan. Of this amount, $93,750 was paid in cash and $116,250 was paid in the form of vested but deferred stock units (based on the closing price of NRG’s Common Stock on March 14, 2005).

(12)	This amount represents payments under the Company’s Annual Incentive Plan. Of this amount, $96,750 was paid in cash and $119,250 was paid in the form of vested but deferred stock units (based on the closing price of NRG’s Common Stock on March 14, 2005).

(13)	This amount represents 26,000 restricted stock units granted on March 29, 2004. The restricted stock units vest on March 29, 2007. The number and aggregate value of Mr. Flexon’s restricted stock unit holdings as of December 31, 2004 equaled, respectively, 26,000 and $937,300 (based on the closing $36.05 per share price for NRG’s Common Stock on that date). Accumulated dividends with respect to the Common Stock underlying the restricted stock units will be paid at the end of the vesting period, unless the restricted stock units are converted into deferred stock units, in which case the accumulated dividends will be paid at the time of payout of the deferred stock units.

(14)	This amount represents 7,500 Restricted Stock Units granted on March 2, 2004. The Restricted Stock Units vest on March 2, 2007. The number and aggregate value of Mr. Davido’s restricted stock unit holdings as of December 31, 2004 equaled, respectively, 7,500 and $270,375, and the number and aggregate value of Mr. Brewster’s restricted stock unit holdings as of December 31, 2004 equaled, respectively, 7,500 and $270,375 (in each case based on the closing $36.05 per share price for NRG’s Common Stock on that date). Accumulated dividends with respect to the Common Stock underlying the restricted stock units will be paid at the end of the vesting period, unless the restricted stock units are converted into deferred stock units, in which case the accumulated dividends will be paid at the time of payout of the deferred stock units.

(15)	Represents $12,000 payable for life insurance premium reimbursement and $8,200 payable as an employer matching contribution under the Company’s 401(k) plan.

(16)	Represents amounts payable as an employer matching contribution under the Company’s 401(k) plan.

(17)	This amount represents payments under the Company’s Annual Incentive Plan. Of this amount, $90,625 was paid in cash and $112,375 was paid in the form of vested but deferred stock units (based on the closing price of NRG’s Common Stock on March 14, 2005).

(18)	This amount represents 7,500 Restricted Stock Units granted on April 1, 2004. The Restricted Stock Units vest on April 1, 2007. No dividends are payable on the Restricted Stock Units prior to vesting. The number and aggregate value of Mr. O’Brien’s restricted stock unit holdings as of December 31, 2004 equaled, respectively, 7500 and $270,375 (based on the closing $36.05 per share price for NRG’s Common Stock on that date). Accumulated dividends with respect to the Common Stock underlying the restricted stock units will be paid at the end of the vesting period, unless the restricted sock units are converted into deferred stock units, in which case the accumulated dividends will be paid at the time of payout of the deferred stock units.

Option Grants in Last Fiscal Year

      The following table shows all options to acquire shares of NRG common stock granted during 2004 to the Named Executive Officers. Mr. Crane was not granted any options during 2004. No stock appreciation rights were granted to any Named Executive Officers during 2004.

	Individual Grants(1)				Potential Realizable Value at
					Assumed Annual Rates of
		Percent of Total			Stock Price Appreciation for
	Number of Securities	Options Granted	Exercise or		Option Term(2)
	Underlying Options	to Employees in	Base Price
Name	Granted(#)	Fiscal Year	($/Sh)	Expiration Date	5% ($)	10% ($)

(a)	(b)	(c)	(d)	(e)	(f)	(g)
Robert C. Flexon	95,000	10%	$21.85	March 29, 2014	3,381,050	5,383,650
Scott J. Davido	27,000	3%	$19.90	March 2, 2014	875,340	1,393,740
John P. Brewster	27,000	3%	$19.90	March 2, 2014	875,340	1,393,740
Timothy W. J. O’Brien	27,000	3%	$22.24	April 1, 2014	978,210	1,557,360

(1)	All options vest in three equal annual installments, subject to accelerated vesting under certain circumstances.

(2)	The hypothetical potential appreciation shown in columns (f) and (g) for the Named Executive Officers is required by the SEC rules. The amounts in these columns are not intended to represent either the historical or anticipated future price performance of the Company’s Common Stock.

Aggregated Option Exercises in Last Fiscal Year and Fiscal Year-End Option Values

      The following table provides information on options exercised during 2004 and the value of unexercised options at the end of 2004 for the Named Executive Officers. No stock appreciation rights were exercised or held by the Named Executive Officers during 2004.

			Number of Securities	Value of Unexercised
	Shares		Underlying	In-The-Money
	Acquired on	Value	Unexercised	Options/SARs at Fiscal
	Exercise	Realized	Options/SARs at	Year-End ($)
Name	(#)	($)	Fiscal Year-End	Exercisable/Unexercisable(1)

(a)	(b)	(c)	(d)	(e)
David Crane	0	$0	210,917/421,834	7,603,558/15,207,116
Robert C. Flexon	0	$0	0/95,000	0/3,424,750
Scott J. Davido	0	$0	0/27,000	0/973,350
John P. Brewster	0	$0	0/27,000	0/973,350
Timothy W. J. O’Brien	0	$0	0/27,000	0/973,350

(1)	Based on the $36.05 closing price of NRG Common Stock on December 31, 2004.

Employment Contracts, Termination of Employment, and Change-In-Control Arrangements

      David Crane is party to an employment agreement with the Company dated as of November 10, 2003, that was approved by the bankruptcy court on November 21, 2003. The employment agreement provides that Mr. Crane will serve as President and Chief Executive Officer of NRG until December 1, 2006, unless otherwise terminated pursuant to the terms of the agreement.

      The employment agreement provides for an annual base salary of $875,000 through December 31, 2004. For each one-year period thereafter, Mr. Crane’s base salary will be determined by the Board. In addition to his base salary, Mr. Crane received a one-time signing bonus of $1.75 million upon acceptance of the employment agreement by the bankruptcy court. In addition, Mr. Crane is entitled to an annual bonus of up to 100 percent of his base salary based upon NRG achieving certain performance criteria as determined by the Board (provided that Mr. Crane was entitled to at least 75 percent of his base salary for fiscal year 2004). Further, Mr. Crane is entitled to an annual “stretch bonus” of up to 50 percent of his base salary upon NRG’s achievement of certain criteria determined by the Board.

      In addition to salary and bonuses, upon emergence from bankruptcy, NRG provided Mr. Crane with a combination of restricted stock and stock options pursuant to the Company’s Long-Term Incentive Plan. The aggregate value of such restricted stock and stock options is limited to $12.5 million and shall vest at a time and pursuant to the vesting provisions set forth in separate stock subscription and stock option agreements. Mr. Crane is also entitled to health, welfare and retirement benefits, term life insurance of $7.75 million, five weeks paid vacation, coverage under the Company’s director and officer liability insurance coverage, and reimbursement of moving expenses.

      In the event Mr. Crane’s employment with the Company is terminated by the Company “without cause” or by Mr. Crane for “good reason” (including a reduction in his base salary), Mr. Crane will be entitled to two times his base salary (without regard for any reduction in base salary); 50 percent of the target annual bonus, prorated for the number of days he was employed with the Company in the year of termination; immediate vesting of all restricted stock and stock options; continuing medical and dental coverage for six months plus a lump sum payment equal to the cost under the Consolidated Omnibus Budget Reconciliation Act of 1985 (“COBRA”) of family coverage under NRG’s health plans for 18 months; and earned but unpaid base salary, bonuses, deferred compensation, vacation pay, and retirement benefits. In the event Mr. Crane’s employment with NRG is terminated by the Company for cause or by Mr. Crane without good reason, Mr. Crane will be entitled to earned but unpaid base salary, bonuses, deferred compensation, vacation pay and retirement benefits, and treatment of restricted stock and stock options in accordance with the terms of the stock subscription and stock option agreements. In the event Mr. Crane’s employment with NRG is terminated due to his death or disability, Mr. Crane (or his estate) will be entitled to: 50 percent of the target annual bonus, prorated for the number of days he was employed with the Company in the year of termination; pro rata vesting of all restricted stock and stock options; and earned but unpaid base salary, bonuses, deferred compensation, vacation pay and retirement benefits.

      In the event that the payments under Mr. Crane’s employment agreement subject him to an excise tax under Section 4999 of the Code, he will be entitled to a “gross-up payment” so that the net amount received by Mr. Crane after imposition of the excise tax equals the amount he would have received under the employment agreement absent the imposition of the excise tax. In addition, under the employment agreement, the Company has agreed to indemnify Mr. Crane against any claims arising as a result of his position with the Company to the maximum extent permitted by law.

      Under the employment agreement, Mr. Crane agrees not to divulge confidential information or, during and for a period of one year after the termination of the employment agreement, compete with, or solicit the customers or employees of, NRG.

      Each of: (a) Scott J. Davido, Executive Vice President and Regional President, Northeast Region; (b) John P. Brewster, Executive Vice President, International Operations and Regional President, South Central Region and (c) Timothy W. J. O’Brien, Vice President, General Counsel and Secretary is party to a substantially similar letter agreement with NRG dated as of March 5, 2004. Under the respective agreements, Messrs. Davido and Brewster are entitled to an annual base salary of $300,000, and Mr. O’Brien is entitled to an annual base salary of $290,000. Pursuant to the agreements, they are eligible to participate in NRG’s Annual Incentive Plan and NRG’s Long-Term Incentive Plan.

      The agreements also provide for a general severance benefit of 1.5 times base salary and a change-in-control benefit equal to 2.99 times base salary plus maximum target annual incentive. The change-in-control benefit is payable upon the occurrence of: (a) both a change in control and the involuntary termination of employment with NRG; or (b) both a change in control and the voluntary termination of employment with NRG for good reason, including diminution of duties. For purposes of calculating the incentive component of the change-in-control benefit, for 2005 it consists of the average maximum target plus the actual 2004 incentive payout, and thereafter is based on a three-year average incentive payout. The agreements also provide for relocation benefits in connection with the relocation from Minnesota to New Jersey of NRG’s corporate headquarters.

      Robert C. Flexon, Executive Vice President and Chief Financial Officer, is also party to a similar letter agreement with NRG effective as of March 29, 2004. Under the agreement, Mr. Flexon is entitled to an annual base salary of $400,000. In addition to the base salary, the agreement provided a one-time signing bonus of $500,000 paid in a single lump-sum cash payment. Mr. Flexon is eligible to participate in NRG’s Annual Incentive Plan and Long-Term Incentive Plan. Mr. Flexon is provided a change-in-control benefit equal to 2.99 times his base salary plus target incentive and a general severance benefit equal to 1.5 times his base salary. The agreement also provides for relocation benefits.

Retirement Benefits

      The following table illustrates the approximate retirement benefits payable to employees retiring at the normal retirement age of 65 years under the pension equity program applicable to the Named Executive Officers if paid in the form of a straight life annuity.

Pension Benefit Table for Pension Equity Plan

	Estimated Annual Benefit for Years of Service Indicated:
Average
Compensation	5	10	15	20	25	30

$50,000	$2,300	$4,600	$6,900	$9,200	$11,500	$13,800
$100,000	$4,600	$9,200	$13,800	$18,400	$23,000	$27,600
$125,000
$150,000	$6,900	$13,800	$20,700	$27,600	$34,500	$41,400
$175,000
$200,000	$9,200	$18,400	$27,600	$36,800	$46,000	$55,200
$210,000 and above

      Compensation covered under the pension equity program includes salary, incentive pay, bonuses, and other similar compensation. Covered compensation excludes overtime pay, commissions, benefit contributions, expense allowances, deferred compensation, severance payments, and other payments of similar nature. As of December 31, 2004, the Named Executive Officers had credited service under the pension equity program as follows: (a) David Crane, 1.08 years; (b) Scott J. Davido, 2.17 years; (c) John P. Brewster, 3.08 years; and (d) Timothy W. J. O’Brien, 8.6 years. The benefits listed in the table above are not subject to any deduction for Social Security or other offset amounts. Robert C. Flexon is not eligible for the pension benefit.

Compensation Committee Interlocks and Insider Participation

      From the creation of the Compensation Committee in January 2004 until December 21, 2004, the Compensation Committee consisted of Lawrence S. Coben, Thomas H. Weidemeyer and Mark Patterson. Mr. Patterson had been designated to the Board by MatlinPatterson following the implementation of NRG’s plan of reorganization. During 2004, Mark Patterson also served as the Chairman of MatlinPatterson. On December 21, 2004, NRG completed the repurchase of 13 million shares of common stock from MatlinPatterson, at that time a beneficial owner of more than 5% of NRG’s common stock, at a purchase price of approximately $31.16 per share. Following Mr. Patterson’s resignation from the Board on December 21, 2004, Walter R. Young was appointed to the Compensation Committee.

COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION

Compensation Philosophy

      The Compensation Committee (“Committee”) of the Board of Directors consists of three non-employee, independent directors. The purpose of the Committee is to review, approve and make recommendations to the Board concerning executive compensation. The Committee’s philosophy regarding executive compensation is to align compensation with improvements in corporate performance and increased stockholder value. The Committee’s goals, which are intended to reflect this philosophy, include designing compensation programs to attract, retain, and reward superior talent and encourage performance that results in enhanced stockholder value over the long term.

      In 2004, compensation of the Company’s executive officers consisted of base salary, annual incentive, and long-term incentive compensation. The competitiveness of the Company’s executive compensation was evaluated based on information obtained in an executive compensation, industry specific, independent power producer survey and peer proxy information. Certain elements of the Chief Executive Officer’s compensation are governed by the terms of his employment agreement with the Company (as discussed under “Employment Contracts, Termination of Employment, and Change-In-Control Arrangements”), which was approved by the bankruptcy court before the establishment of the Committee’s present compensation methodology. The Committee retains an external independent compensation consultant to advise the Committee on compensation matters. The independent consultant provided objective and expert advice in the review of executive compensation plans, including the following compensation components:

      Base Salary. Annual base salary is designed to compensate executive officers for their sustained performance. For the fiscal year 2004, annual base salaries for executive officers were maintained by reviewing median base pay levels for each executive’s position based on the independent power producer survey and peer proxy data. The base salary recommendations also incorporated the executive officer’s individual performance, the general contributions of the executive officer to overall corporate performance and the level of responsibility of the executive officer with respect to their specific position. In general, the 2004 base salary levels for executive officers were increased to reflect the above mentioned criteria. The base salary amounts paid to the named executive officers for fiscal year 2004 are reflected in the salary column of the Summary Compensation Table.

      Annual Incentive Compensation. Annual incentive compensation is designed to compensate executive officers for satisfying certain Company goals, and is determined as a percentage of each executive officer’s annual base salary. For fiscal year 2004, the target incentive for annual incentive compensation for executive officers ranged from 50 percent to 100 percent of base salary. An additional maximum opportunity was established as ranges from 25 percent to 50 percent of base salary. Annual incentive payout opportunities ranged from 0 percent to 150 percent. Any target incentive payout received was distributed as 50 percent cash and 50 percent in special deferred stock units (“DSUs”). Any payout received from obtaining the maximum goal was distributed 35 percent cash and 65 percent in DSUs. This design was implemented to encourage stock ownership and align management and stockholder values.

      Target incentives for executive officers for fiscal year 2004 were based on a financial goal (net cash flow) as well as individual performance objectives. The net cash flow objective was attained above the maximum goal set for 2004. The Chief Executive Officer provided documentation to the Committee regarding the personal objective achievement for each executive officer. The Committee reviewed and approved the annual incentive awards for the executive officers based on the information provided by the Company and the net cash flow goal achievement.

      Long-Term Incentive Compensation. In connection with the emergence from bankruptcy, the Company established the NRG Energy, Inc. Long-Term Incentive Plan (the “Plan”). Long-term incentive compensation has been designed to align management and stockholder interests by granting equity in the form of nonqualified stock options and restricted stock units. The Committee recommends for Board approval grants of (a) nonqualified stock options that will vest on a three-year schedule, in equal yearly increments of one-third, pursuant to the Plan; and (b) restricted stock units of common stock that will vest based on a three-year schedule with 100 percent of the vesting occurring at the end of the third year. For fiscal year 2004, long-term incentive compensation was designed to align management and stockholder interests and to incentivize retention in the face of substantial Company reorganization and headquarter relocation.

      In conjunction with the long-term incentive compensation the Committee and the Board have adopted stock ownership guidelines whereby the Chief Executive Officer will be required to hold Company stock with a value equal to five times his base salary. Other executive officers, other than the Chief Executive Officer, will be required to hold stock, stock units, and stock options with a value equal to two times their base salary.

      Compensation of the Chief Executive Officer. Prior to the formation of the Committee, Mr. Crane was recruited, and the Bankruptcy Court approved his compensation. After emerging from bankruptcy in December 2003, the Committee and the Board reviewed and confirmed the overall compensation package and agreement. As we previously noted, the methodology described above was not applied in its entirety to Mr. Crane due to his pre-existing employment contract. For 2004, Mr. Crane as Chief Executive Officer was paid an annualized salary of $875,000 and participated in the Annual Incentive Plan that, as administered, had a target opportunity of 100 percent of his base salary, with an additional maximum opportunity of 50 percent of base salary. For fiscal year 2004, per Mr. Crane’s employment agreement, his annual incentive award provided for a guaranteed target of 75 percent of base salary. His annual incentive plan award, which is based on achieving pre-determined net cash flow goals also includes other incentive components such as operating performance, strategy, corporate compliance and staff development. The target incentive is based 60 percent on achieving net cash flow objectives and 40 percent on achieving Company objectives in the area of operating performance, and safety and environmental measures. The incentive award also provides for off-sets if management and strategy goals are not met. The above target to maximum award was based on a net cash flow goal. The Committee reviewed the results of all the annual incentive goals as provided and documented by the Company and then recommended to the Board the maximum payout of the 2004 Annual Incentive Plan award for Mr. Crane. The target incentive payout received was distributed as 50 percent cash and 50 percent in special DSUs. The payout received from obtaining the maximum goal was distributed 35 percent in cash and 65 percent in DSUs. This design was implemented to encourage stock ownership and align management and stockholder values.

Discussion of Compensation in Excess of $1 Million Per Year

      The Committee has considered the implications of Section 162(m) of the Internal Revenue Code (the “Code”), which precludes NRG (as a public company) from taking a tax deduction for individual compensation in excess of $1 million for any of the Named Executive Officers, subject to certain exemptions. The Committee has also considered the exemptions to such limitation, which are also provided in Section 162(m), and specifically the exemption for compensation that is “performance-based” within the meaning of Section 162. The Committee believes tax deductibility of compensation is an important consideration and, where possible and considered appropriate, intends to preserve the deductibility of compensation to Named Executive Officers under Section 162(m). However, the Committee also believes that it is important to retain flexibility in designing compensation programs, and as a result, has not adopted a policy that any particular amount of compensation must be deductible to NRG under Section 162(m).

Compensation Committee

Lawrence S. Coben, Chair
Thomas H. Weidemeyer
Walter R. Young

AUDIT COMMITTEE REPORT

      The primary purpose of the Audit Committee is to assist the Board in its general oversight of the Company’s financial reporting process. The Audit Committee’s function is more fully described in its charter, which the Board has adopted. The Audit Committee reviews the charter on an annual basis. The Board annually reviews the New York Stock Exchange listing standards’ definition of independence for audit committee members and has determined that each member of the Audit Committee meets that standard. Each Audit Committee member meets the requirements of an “audit committee financial expert” and has been so designated by the Board.

      Management is responsible for the preparation, presentation, and integrity of the Company’s financial statements, accounting and financial reporting principles, internal controls, and procedures designed to ensure compliance with accounting standards, applicable laws, and regulations. The Company’s independent registered public accounting firm for the fiscal year 2004, KPMG LLP, is responsible for performing an independent audit of the consolidated financial statements and expressing an opinion on the conformity of those financial statements with Generally Accepted Accounting Principles.

      The Audit Committee has reviewed and discussed the audited financial statements of the Company for the fiscal year ended December 31, 2004 with the Company’s management and has discussed with KPMG LLP the matters required to be discussed by Statement on Auditing Standards Board Standard

No. 61, as amended, “Communication with Audit Committees.” In addition, KPMG LLP has provided the Audit Committee with the written disclosures and the letter required by the Independence Standards Board Standard No. 1, “Independence Discussions with Audit Committees,” and the Audit Committee has discussed with KPMG LLP their independence. The Audit Committee also reviewed, and discussed with management and KPMG LLP, management’s report and KPMG LLP’s report and attestation on internal control over financial reporting in accordance with Section 404 of the Sarbanes-Oxley Act of 2002.

      Based on these reviews and discussions, the Audit Committee recommended to the Board that the audited financial statements be included in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2004, for filing with the SEC.

Audit Committee

John F. Chlebowski, Chair
Howard E. Cosgrove
Walter R. Young

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Change of Independent Registered Public Accounting Firm

      On May 24, 2004, the Audit Committee engaged KPMG LLP as the Company’s independent registered public accounting firm for the year ending December 31, 2004. This appointment was ratified by our stockholders on August 4, 2004. Prior to hiring KPMG LLP, the Company’s independent registered public accounting firm was PricewaterhouseCoopers LLP, who served from 1995 through 2003. On April 27, 2004, the Audit Committee was notified by PricewaterhouseCoopers LLP that it would decline to stand for re-election as the Company’s independent registered public accounting firm for the year ending December 31, 2004, although PricewaterhouseCoopers LLP agreed to complete its review of the Company’s Form 10-Q for the quarter ended March 31, 2004. The Audit Committee did not participate in the termination of the client-auditor relationship with PricewaterhouseCoopers LLP.

      The reports of PricewaterhouseCoopers LLP on the Company’s financial statements for the period January 1, 2003 through December 5, 2003, the period December 6, 2003 through December 31, 2003 and for the year ended December 31, 2002, did not contain any adverse opinion or disclaimer of opinion, nor were they qualified or modified as to uncertainty, audit scope or accounting principles, except that the report of PricewaterhouseCoopers LLP on the Company’s financial statements for the year ended December 31, 2002, included an explanatory paragraph which expressed substantial doubt concerning the Company’s ability to continue as a going concern. On May 14, 2003, the Company commenced a voluntary petition under chapter 11 of the bankruptcy code and, as discussed above, the Company’s plan of reorganization became effective on December 5, 2003.

      In connection with the Company’s audits for the period January 1, 2003 through December 5, 2003, the period December 6, 2003 through December 31, 2003, the fiscal year ended December 31, 2002, and through April 27, 2004, there were no disagreements with PricewaterhouseCoopers LLP on any matter of accounting principles or practices, financial statement disclosure or auditing scope or procedure, which disagreements if not resolved to the satisfaction of PricewaterhouseCoopers LLP would have caused it to make reference thereto in its report on the financial statements for such years and/or interim periods. During the period January 1, 2003 through December 5, 2003, the period December 6, 2003 through December 31, 2003, the fiscal year ended December 31, 2002, and through April 27, 2004, there were no “reportable events,” as such term is defined in Item 304(a)(1)(v) of SEC Regulation S-K. During the fourth quarter of 2002, the Company’s officers determined that there were certain deficiencies or “reportable conditions” in the internal controls relating to its financial reporting caused by the Company’s then pending financial restructuring and business realignment. For a further discussion of this matter please refer to Item 9A — Controls and Procedures, contained in the Company’s Form 10-K filed with the Securities and Exchange Commission on March 16, 2004.

      For our 2004 Form 10-K, PricewaterhouseCoopers LLP has consented to the inclusion of their report for the periods January 1, 2003 to December 5, 2003 and December 6, 2003 to December 31, 2003 and for the year ended December 31, 2002. We intend to continue to request the consent of PricewaterhouseCoopers LLP in future filings with the SEC when deemed necessary.

Audit and Nonaudit Fees

      The following table presents fees for professional services rendered by KPMG LLP, our principal independent registered public accounting firm for the year ended December 31, 2004, and PricewaterhouseCoopers LLP, our principal independent accountant for the period December 1, 2003 through December 5, 2003 and the period December 6, 2003 through December 31, 2003. The 2003 period reflects fees for services rendered for the combined calendar year.

	Year Ended December 31

	2004	2003

Audit Fees	$9,073,490	$4,245,934	(1)
Audit Related Fees	374,540	229,185	(1)
Tax Fees	1,791,400	455,852	(1)
All Other Fees	0	0

Total	$11,239,430	$4,930,971

(1)	Includes fees (as set forth in the table below) paid prior to May 14, 2003, the date on which NRG commenced a voluntary petition under chapter 11 of the bankruptcy code, and fees paid between May 14, 2003 and December 5, 2003, during which time NRG operated as a debtor-in-possession until emerging from bankruptcy on December 5, 2003.

	Fees Billed	Fees Billed	Fees Billed
	During the Period	During the Period	During the Period
	January 1, 2003-	May 14, 2003-	December 6, 2003-	Total Fees
	May 13, 2003	December 5, 2003	December 31, 2003	Billed in 2003

Audit Fees	$2,360,778	$1,432,594	$452,562	$4,245,934
Audit Related Fees	125,899	98,636	4,650	229,185
Tax Fees	154,534	89,865	211,453	455,852
All Other Fees	0	0	0	0

Total	$2,641,211	$1,621,095	$668,665	$4,930,971

Audit Fees

      For 2004 audit services, KPMG LLP billed us $9,073,490 for the audit of our financial statements, which includes services performed related to the audit of the effectiveness of our internal control over financial reporting and the review of our quarterly financial statements.

      For 2003, PricewaterhouseCoopers LLP billed us $4,245,934 for the audits of our financial statements for the period December 1, 2003 through December 5, 2003 and December 6, 2003 through December 31, 2003, combined. These fees included fees for the audits of our financial statements and related quarterly reviews.

Audit-Related Fees

      Audit-related fees primarily consist of fees incurred for the audits of our benefit plans, consultations regarding the application of Generally Accepted Accounting Principles to proposed transactions and for accounting services related to financing transactions. For 2004, audit-related fees billed to us by KPMG LLP totaled $374,540. For 2003, audit-related fees billed to us by PricewaterhouseCoopers LLP were $229,185.

Tax Fees

      Tax fees relate to services provided for tax compliance, tax planning and advice on both domestic and international matters. For 2004 tax services, KPMG LLP billed us $1,791,400. For 2003 tax services, PricewaterhouseCoopers LLP billed us $455,852.

Policy on Audit Committee Pre-approval of Audit and Permissible Nonaudit Services of Independent Registered Public Accounting Firm

      The Audit Committee is responsible for appointing, setting compensation for, and overseeing the work of the independent registered public accounting firm. The Audit Committee has established a policy regarding pre-approval of all audit and permissible nonaudit services provided by the independent registered public accounting firm.

      The Audit Committee will annually review and pre-approve services that are expected to be provided by the independent registered public accounting firm. The term of the pre-approval will be 12 months from the date of the pre-approval, unless the Audit Committee approves a shorter time period. The Audit Committee may periodically amend and/or supplement the pre-approved services based on subsequent determinations.

      Unless the Audit Committee has pre-approved Audit Services or a specified category of nonaudit services, any engagement to provide such services must be pre-approved by the Audit Committee if it is to be provided by the independent registered public accounting firm. The Audit Committee must also pre-approve any proposed services exceeding the pre-approved budgeted fee levels for a specified type of service.

      The Audit Committee has authorized its Chair to pre-approve services in amounts up to $500,000 per engagement. Engagements exceeding $500,000 must be approved by the full Audit Committee. Engagements pre-approved by the Chair are reported to the Audit Committee at its next scheduled meeting.

STOCK PERFORMANCE GRAPH

      The Performance Graph below compares NRG’s cumulative total shareholder return on its Common Stock for the period from January 2, 2004 through December 31, 2004 with the cumulative total return of the Standard & Poor’s 500 Composite Stock Price Index (the “S&P 500”) and the Philadelphia Utility Sector Index (“( 7/8)UTY”). NRG emerged from bankruptcy on December 5, 2003. From the time NRG emerged from bankruptcy until March 25, 2004, the common stock traded on the OTC Bulletin Board. On March 25, 2004, NRG’s common stock commenced trading on the New York Stock Exchange. The comparison for each of the periods assumes that $100 was invested on January 2, 2004 in each of the Common Stock, the stocks included in the S&P 500 and the stocks included in the ( 7/8)UTY and that all dividends were reinvested.

	1/2/2004	3/31/2004	6/30/2004	9/30/2004	12/31/2004

NRG	100	98.88641	110.4677	120	160.5791
S&P 500	100	101.5995	102.5007	100.5702	109.3317
( 7/8)UTY	100	105.0363	102.2759	108.5997	121.4715

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

      On December 21, 2004, NRG completed the repurchase of 13 million shares of common stock from MatlinPatterson. See above under “Governance of the Company” and “Compensation Committee Interlocks and Insider Participation” for a discussion of the transaction.

REQUIREMENTS FOR SUBMISSION OF STOCKHOLDER PROPOSALS

FOR NEXT YEAR’S ANNUAL MEETING

      The Company expects to hold its 2006 Annual Meeting of Stockholders on May 23, 2006. Accordingly, in order for a stockholder proposal to be considered for inclusion in NRG’s proxy statement for next year’s Annual Meeting, our Corporate Secretary must receive the proposal no later than December 15, 2005. Proposals must be sent via registered, certified, or express mail (or other means that allows the stockholder to determine when the proposal was received by the Corporate Secretary) to the Corporate Secretary, NRG Energy, Inc., 211 Carnegie Center, Princeton, New Jersey 08540. Proposals must contain the information required under NRG’s Bylaws, a copy of which is available upon request to our Corporate Secretary, and also must comply with the SEC’s regulations regarding the inclusion of stockholder proposals in Company sponsored proxy materials.

      Alternatively, stockholders intending to present a proposal at next year’s Annual Meeting without having it included in the Company’s proxy statement must comply with the requirements set forth in the Company’s Bylaws. Our Bylaws require, among other things, that our Corporate Secretary receive the proposal no earlier than the close of business on the 120th day, and no later than the close of business on the 90th day, prior to the first anniversary of the preceding year’s Annual Meeting. Accordingly, for NRG’s 2006 Annual Meeting, our Corporate Secretary must receive the proposal no earlier than January 24, 2006, and no later than February 23, 2006. The proposal must contain the information required by the Bylaws, a copy of which is available upon request to our Corporate Secretary. If the stockholder does not meet the applicable deadlines or comply with the requirements of SEC Rule 14a-4, NRG may exercise discretionary voting authority under proxies we solicit to vote, in accordance with our best judgment, on any such proposal.

NRG ENERGY, INC.

ANNUAL MEETING OF STOCKHOLDERS

Tuesday, May 24, 2005
10:00 a.m. EDT

Hotel du Pont

11th and Market Streets

Wilmington, Delaware

NRG Energy, Inc. 211 Carnegie Center Princeton, NJ 08540	proxy

This proxy is solicited by the Board of Directors for use at the Annual Meeting on May 24, 2005.

The shares of stock you hold in your account or in a dividend reinvestment account will be voted as you specify on the reverse side.

If no choice is specified, the proxy will be voted “FOR” items 1, 2, 3 and 4.

By signing the proxy, you revoke all prior proxies and appoint David Crane and Timothy W.J. O’Brien, and each of them, with full power of substitution, to vote your shares on the matters shown on the reverse side and any other matters which may come before the Annual Meeting and all adjournments.

See reverse for voting instructions.

COMPANY #

There are three ways to vote your Proxy

Your telephone or Internet vote authorizes the Named Proxies to vote your shares in the same manner as if you marked, signed and returned your proxy card.

VOTE BY PHONE — TOLL FREE — 1-800-560-1965 — QUICK *** EASY *** IMMEDIATE

•	Use any touch-tone telephone to vote your proxy 24 hours a day, 7 days a week, until noon (CDT) on May 23, 2005.
•	Please have your proxy card and the last four digits of your Social Security Number available. Follow the simple instructions the voice provides you.

VOTE BY INTERNET — http://www.eproxy.com/nrg/ — QUICK *** EASY *** IMMEDIATE

•	Use the Internet to vote your proxy 24 hours a day, 7 days a week, until noon (CDT) on May 23, 2005.
•	Please have your proxy card and the last four digits of your Social Security Number available. Follow the simple instructions to obtain your records and create an electronic ballot.

VOTE BY MAIL

Mark, sign and date your proxy card and return it in the postage-paid envelope we’ve provided or return it to NRG Energy, Inc., c/o Shareowner ServicesSM, P.O. Box 64873, St. Paul, MN 55164-0873

If you vote by Phone or Internet, please do not mail your Proxy Card

ê Please detach here ê

The Board of Directors Recommends a Vote FOR Items 1, 2, 3 and 4.

1. Election of directors:	01 Lawrence S. Coben 03 Walter R. Young
02 Herbert H. Tate

(Instructions: To withhold authority to vote for any indicated nominee, write the number(s) of the nominee(s) in the box provided to the right.

☐	Vote FOR	☐	Vote WITHHELD
	all nominees		from all nominees
(except as marked)

2.	Amendment to Article Seven of the Amended and Restated Certificate of Incorporation	☐	For	☐	Against	☐	Abstain

3.	Amendment deleting Article Sixteen of Amended and Restated Certificate of Incorporation	☐	For	☐	Against	☐	Abstain

4.	Ratification of Independent Registered Public Accounting Firm	☐	For	☐	Against	☐	Abstain

THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED AS DIRECTED OR, IF NO DIRECTION IS GIVEN, WILL BE VOTED FOR EACH PROPOSAL.

Address Change? Mark Box	☐	Indicate changes below:

Date

Signature(s) in Box
Please sign exactly as your name(s) appears on Proxy. If held in joint tenancy, all persons must sign. Trustees, administrators, etc., should include title and authority. Corporations should provide full name of corporation and title of authorized officer signing the proxy.